Crystal Research
associates

Letter of Agreement between
Crystal Research Associates, LLC and Advaxis Inc.

Date: November 21, 2007

Crystal Research Associates, LLC (CRA), whose primary office is located at 800 3rd Avenue, 17th Floor, New York, NY 10022, is being contracted to write an Executive Informational Overview® (EIO®) by and for Advaxis Inc., The Technology Centre of New Jersey, Suite 117 675 US Route 1, North Brunswick, NJ 08902.

CRA will compile the EIO® from previously announced, publicly disseminated information in full compliance with Regulation FD (Fair Disclosure) of the U.S. Securities and Exchange Commission (SEC). The EIO® shall be an extended report consisting of 30 to 60+ pages, without maximum, augmented with extensive market perspective written by CRA. Upon completing the EIO®, CRA will submit the document to Advaxis Inc. management for approval. The content of the EIO® will be the responsibility of Advaxis Inc., and Advaxis Inc. shall have the right at its sole discretion to edit such content. Additionally, CRA shall write four (4) quarterly updates of approximately 8-16 pages each, such updates based upon Advaxis Inc. news announcements, focus, and product development. In year two of this agreement, CRA will update the base EIO® and provide four (4) additional quarterly updates.

The final version of the EIO® will be delivered in Portable Document Format (via Adobe Acrobat PDF) file to Advaxis Inc. Before release of a final PDF file to Advaxis Inc., the Company will be required to acknowledge approval of the content of the EIO® by having the Chairman, President, or Chief Financial Officer initial, sign, and return by fax or mail to CRA a hard copy.

Advaxis Inc. will choose the quantity of hard copies that will be printed by CRA (ranging from a minimum of 3,000 copies) and CRA will be the sole source of any such reproduction or printing of reports. CRA is contracted with a high-quality printer which standardizes our EIO®s. The standardization is critical to ensuring consistent quality of product by our firm. CRA will submit the printing estimate to the Company for approval prior to print. Advaxis Inc. will be responsible for any charges related to printing and shipping. CRA reserves the right to post the approved Advaxis Inc. EIO® on its website, www.crystalra.com, at no additional cost to Advaxis Inc.

The cost for the first year, including the initial extended EIO® report (which is not to exceed two revisions) and the four updates, is forty thousand U.S. dollars (US $40,000.00) and four hundred thousand (400,000) four year options/warrants to purchase Advaxis Inc. stock at $0.20. The first payment is due upon the signing of this contract and consists of a cash fee of twenty thousand U.S. dollars (US $20,000.00) and the option/warrant paperwork. The remaining balance of twenty thousand U.S. dollars (US $20,000.00) is to be paid to CRA within 10 days of receiving the first draft of the EIO®. In addition, the payment for year two of this agreement is twenty thousand U.S. dollars (US $20,000.00), and one hundred and fifty thousand (150,000) options/warrants with a strike price equal to that of the stock on the anniversary date due on November 21, 2008. Advaxis Inc. will be responsible for two roundtrip coach class airfares and related expenses to visit its facilities and conduct due diligence at headquarters.

Please acknowledge your acceptance of these terms by signing below and faxing document to (609) 395-9339, and then mailing the original along with the initial payment to Crystal Research Associates, LLC (CRA) at 23 Scottsdale Court, Cranbury, NJ 08512.

Advaxis Inc.

Name: Thomas A Moore

Title: Chairman/CEO

Date: 11/28/07